Exhibit 99.1

Michael Tae and Doug DeSchutter Appointed Co-Presidents of
Broadridge’s Investor Communication Solutions Business

Bob Schifellite to become Chairman of Investor Communication Solutions

NEW YORK, September 6, 2023 – Broadridge Financial Solutions, Inc. (NYSE:BR) today announced the appointment of Michael Tae and Doug DeSchutter as Co-Presidents of its Investor Communication Solutions (ICS) business, effective October 1, 2023. In their new roles, Tae and DeSchutter will be responsible for all aspects of the company’s ICS business segment, including the bank broker-dealer, corporate issuer, mutual fund and retirement, and customer communications solutions businesses. As part of the long-planned leadership transition, current President Bob Schifellite will move into a new advisory role engaging with clients and advising Mike and Doug as Chairman of Broadridge’s ICS.

“Mike and Doug are proven leaders with a strong track record of leveraging innovation to deepen our relationships with clients and deliver strong financial results for our shareholders. I’m confident they will help drive the continued evolution of our investor communications business by accelerating innovation and driving digitization,” said Tim Gokey, CEO of Broadridge. “I am also excited to work with Bob in his new role, where he will use his strong relationships and tremendous leadership to help our business continue to grow.”

Tae was named President of ICS’s Mutual Funds, Retirement, Issuer and Data & Analytics businesses in January 2023. Since joining Broadridge in 2017, Tae has led Broadridge’s efforts to enhance innovation through a combination of acquisitions and internal investments, first as Chief Strategy and Corporate Development Officer and then later as Chief Transformation Officer for ICS. He has also driven the company’s regulatory strategy, with a focus on developing solutions to enhance the effectiveness of fund and retail investor communications. As executive chair of Broadridge’s Multi-Cultural Associate Network, he has been a champion of the company’s DEI initiatives. Tae began his career at McKinsey & Company before moving to Merrill Lynch investment banking as a Vice President in their Financial Institutions Group. He later served as Director of Investments for the Troubled Asset Relief Program (TARP) at the U.S. Department of Treasury.

DeSchutter took the helm of Broadridge’s Bank Broker-Dealer business in January 2023, adding leadership of Broadridge’s Proxy, Prospectus, and related businesses to his prior role as President of Broadridge Customer Communications. He has been a member of the executive committee for 16 years, joining Broadridge as Chief Strategy and Corporate Development Officer when it first became an independent company. Over the past decade, he has led the company’s digital disruption strategy, using technology-led product innovation to create next-gen digital offerings for the market and drive Broadridge to become the leading omni-channel communications provider. Prior to joining Broadridge, he held various leadership roles at ADP and was Vice President, Technology M&A at Lehman Brothers.

“Broadridge plays an important role in enabling corporate governance across public companies and funds, and I’m excited to work with Doug to further strengthen the value we provide to our clients and ensure that investors get the critical information they need to make better financial decisions,” said Tae. “I'm thrilled to lead Broadridge’s Investor Communication Solutions business alongside Mike as we continue to innovate and solve for industry needs at scale, such as digital transformation, in partnership with our clients,” said DeSchutter.

In his new role, Schifellite will engage with clients and advise the ICS executive team on long-term vision and goals. “Mike and Doug are the right leaders now, and I am excited to see them take Broadridge ICS to its next phase. I look forward to using my 40 years of experience to support even greater outcomes for clients,” said Schifellite.

Broadridge’s ICS business sits at the center of a network that connects hundreds of broker-dealers and wealth managers, thousands of public companies, tens of thousands of funds, and more than 100 million individual investors. Broadridge’s solutions empower clients and investors as they look to engage in the market, participate in the governance process, and better their financial lives.

About Broadridge

Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $6 billion in revenues, provides the critical infrastructure that powers investing, corporate governance, and communications to enable better financial lives. We deliver technology-driven solutions that drive business transformation for banks, broker-dealers, asset and wealth managers and public companies. Broadridge's infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. Our technology and operations platforms underpin the daily trading of more than $10 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is part of the S&P 500® Index, employing over 14,000 associates in 21 countries. For more information about us, please visit broadridge.com.

Broadridge Contacts

Investors:
Edings Thibault
Head of Investor Relations, Broadridge
broadridgeir@broadridge.com

Media:
Gregg Rosenberg
Global Head of Corporate Communications, Broadridge
Gregg.Rosenberg@broadridge.com